Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Kevin Appelbaum (“Executive”), Kevin Appelbaum, or his successor(s), as Trustee of The Kevin Appelbaum Revocable Trust under Revocable Trust Declaration dated May 16, 2020, as amended (“Executive’s Trust”), Better Therapeutics OpCo, Inc., a Delaware corporation (together with its predecessors, the “OpCo”), Better Therapeutics, Inc., a Delaware corporation and the sole stockholder of the Company (the “Parent” and together with the OpCo, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the OpCo and served as a director and officer of the OpCo and the Parent;

WHEREAS, Executive and the OpCo entered into an Employment Agreement effective as of April 6, 2021 (the “Employment Agreement”);

WHEREAS, Executive signed an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement with the OpCo effective as of April 6, 2021 (the “Confidentiality Agreement”);

WHEREAS, the OpCo and Executive’s Trust have entered into a Restricted Stock Agreement, dated August 14, 2020, pursuant to which Executive’s Trust currently holds 113,703 unvested shares of the Parent’s common stock (the “Restricted Shares”) subject to the Parent’s right of repurchase (the “Repurchase Right”) which shall lapse upon the earlier of (i) the achievement by the OpCo of twelve month trailing booked revenues of at least $20 million, or (ii) the filing by the OpCo of a de novo submission to the U.S. Food and Drug Administration (the “Performance-Based Conditions”) provided that the Executive is then providing services to the OpCo;

WHEREAS, the OpCo and Executive have entered into a Non-Qualified Stock Option Agreement dated April 6, 2021 under the OpCo’s 2020 Stock Option and Grant Plan, as amended from time to time, pursuant to which Executive currently holds an option to purchase 236,881 shares of the Parent’s common stock (the “2021 Option”), of which 69,092 shares are vested and 167,789 shares are unvested as of the Separation Date (as defined below);

WHEREAS, the Parent and Executive have entered into a Non-Qualified Stock Option Agreement dated April 1, 2022 under the Parent’s 2021 Stock Option and Incentive Plan, as amended from time to time, pursuant to which Executive currently holds an option to purchase 235,000 shares of the Parent’s common stock (the “2022 Option”), of which no shares are vested and all 235,000 shares are unvested as of the Separation Date;

WHEREAS, the Parties agreed on June 7, 2022 that Executive would separate from the Company (the “Notification Date”);

WHEREAS, Executive’s employment with the OpCo shall terminate effective as of July 5, 2022 (the “Separation Date”);

WHEREAS, during the period between the Notification Date and the Separation Date (the “Transition Period”), Executive shall perform transition duties as requested by the Company;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Transition Period; Separation from Employment. Executive and the Company hereby acknowledge and agree that neither Company’s tendering of this Agreement to Executive nor any aspect of this Agreement taking effect shall constitute grounds for Good Reason, as defined in the Employment Agreement. Executive hereby reaffirms and consents to the Confidentiality Agreement, as amended (see Exhibit B). In consideration of Executive’s execution of this Agreement, Executive’s execution of the supplemental release attached hereto as Exhibit A (the “Supplemental Release”) within sixty (60) days of the Separation Date, and Executive’s fulfillment of all of the terms and conditions in this Agreement and the Supplemental Release, Company agrees to permit Executive to remain employed as the Chief Executive Officer and therefore to remain a participant in the Company’s benefits plans and continue to be paid salary in accordance with the Company’s standard payroll practices up through the Separation Date. Executive shall continue to perform regular work as the Chief Executive Officer in good faith during the Transition Period. Effective as of the Separation Date, Executive hereby resigns from each of his positions as a director or an officer of each of the OpCo and the Parent.

2. Severance Benefits. Provided that Executive satisfies the Conditions (defined below in Section 3), the Company will provide Executive with the following “Severance Benefits”:

a. Separation Payment. The Company agrees to pay Executive a total of Five Hundred and Forty Thousand Dollars ($540,000), at the rate of Forty Three Thousand Three Hundred and Thirty Three Dollars and Thirty Three Cents ($45,000.00) per month, less applicable withholding, for a period of twelve (12) months commencing within sixty (60) days following the Separation Date, in accordance with the Company’s regular payroll practices.

b. COBRA Payment. Subject to Executive’s copayment of premium amounts at the applicable active Executives’ rate and Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Separation Date; (B) the date that Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation,

Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

c. Vesting Benefits. Notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, a number of shares pursuant to each stock-based awards held by the Executive subject solely to:

i.

time-based vesting (the “Time-Based Equity Awards) equal to the number of shares that would have vested pursuant to such Time-Based Equity Award during the six (6) month period immediately following the Separation Date had the Executive remained in continuous employment with the Company during such period, will immediately vest and become exercisable as of the Separation Date, such that with respect to the 2021 Option, an additional 29,612 shares shall vest (for a total of 98,704 vested shares under the 2021 Option as of the Separation Date after giving effect to this provision), and with respect to the 2022 Option, no additional shares shall vest (for a total of zero (0) vested shares under the 2022 Option as of the Separation Date); and

ii.

performance-based vesting (the “Performance-Based Equity Awards” and together with the Time-Based Equity Awards, the “Outstanding Equity Awards”) equal to the number of shares that would have vested pursuant to such Performance-Based Equity Awards subject to the Company’s achievement of the applicable performance-based vesting conditions described in the applicable award agreements within the six (6) month period following the Separation Date, will vest and become exercisable. For the avoidance of doubt, the Restricted Shares shall vest and the Repurchase Right shall lapse if the Performance-Based Conditions are achieved on or before January 6, 2023 (the “Outside Date”), provided that if the Performance-Based Conditions are not achieved as of the Outside Date, then the Company shall automatically exercise its Repurchase Right as of the Outside Date and the repurchase price shall be deemed to have been paid in consideration of the payments and other exchanges made herein. For purposes of this Section 2(c)(ii), any termination or other forfeiture of the unvested portion of the applicable Performance-Based Equity Award(s) that would otherwise occur on the Separation Date will be delayed to effect the terms of this Section 2(c)(ii) and such termination will subsequently occur if the vesting pursuant to this subsection does not occur due to the absence of the satisfaction of the Conditions or the failure of the Company to achieve the applicable performance-based vesting conditions during the six-month period following the Separation Date.

The 138,181 unvested shares under the 2021 Option and 235,000 unvested shares under the 2022 Option shall be forfeited automatically on the Separation Date in accordance with the applicable award agreements. The 98,704 vested shares under the 2021 Option shall remain available for exercise by the Executive for a period of twenty-four (24) months in accordance with the applicable award agreement, and any unexercised shares at the end of such twenty-four (24) month period shall be automatically forfeited in accordance with the applicable award agreement.

The amounts payable pursuant to this Sections 2(a) and (b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within sixty (60) days after the Separation Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

3. Conditions. For purposes of this Agreement, the “Conditions” mean that (i) this Agreement becomes effective and Executive complies with its terms; (ii) Executive is not terminated for Cause (as defined in the Employment Agreement) on or prior to the Separation Date; (iii) Executive does not resign prior to the Separation Date without the Company’s written consent; (iv) the Supplemental Release becomes effective within sixty (60) days of the Separation Date; and (v) Executive complies with the terms of the Confidentiality Agreement, as amended.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the Oregon Family Leave Act; the Oregon Military Family Leave Act; Chapter 659A of the Oregon Revised Statutes; and any other similar statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law. Specifically, this release does not extend to any claims or rights that cannot be released under California Government Code § 12964.5, including but not limited to, claims or rights under the California Fair Employment and Housing Act. Further, this release shall not affect Executive’s equity awards and the related equity documents; shall not affect Executive’s rights to vested ERISA benefits (e.g., 401(k) plan); and shall not affect Executive’s rights to indemnification, regardless of the source. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

9. Cooperation with Company. Executive agrees to cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive making reasonable efforts to (i) appear at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and (ii) volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Executive’s employment, the Company shall advance and/or reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company, and Executive’s obligations under this paragraph shall not unreasonably interfere with Executive’s professional commitments.

10. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to seek recovery of the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law; provided that before invoking any such remedies hereunder, the Company first will provide Executive with written notice of the alleged breach and, if the breach is curable, ten (10) business days to effect a cure.

11. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

16. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

17. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement (as amended) and the stock and option agreements, including the governing stock plan(s).

19. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly-authorized Company representative.

20. Governing Law. This Agreement and the Supplemental Release shall be governed by the laws of the State of Delaware, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Delaware.

21. Protected Disclosures and Other Protected Actions. Notwithstanding any other provision of this Agreement, nothing in this Agreement prevents Executive from: (i) filing a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company; (iii) providing truthful testimony in litigation; or (iv) discussing or disclosing information about unlawful acts in the workplace, including harassment, discrimination or other conduct Executive has reasonable cause to believe is unlawful. If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

22. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

23. Counterparts. This Agreement and the Supplemental Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Acknowledgements; Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a) Executive has read this Agreement;

(b) Executive has the right to consult an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has voluntarily elected not to retain legal counsel;

(c) Executive has been provided with a reasonable time period of not less than five (5) business days to consult with an attorney and consider this Agreement, and if Executive signs and returns a copy of this Agreement in less than five (5) business days, Executive acknowledges that Executive has knowingly, voluntarily and without any inducement by the Company, chosen to waive such time period allotted for considering this Agreement;

(d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

KEVIN APPELBAUM, an individual

Dated: June 7, 2022	/s/ Kevin Appelbaum
Kevin Appelbaum

KEVIN APPELBAUM, or his successor(s), as Trustee of The Kevin Appelbaum Revocable Trust under Revocable Trust Declaration dated May 16, 2020, as amended

Dated: June 7, 2022	/s/ Kevin Appelbaum
Kevin Appelbaum

BETTER THERAPEUTICS, INC.

Dated: June 7, 2022	By:	/s/ David Perry
David Perry
Executive Chairman

BETTER THERAPEUTICS OPCO, INC.

Dated: June 7, 2022	By:	/s/ David Perry
David Perry
Executive Chairman

EXHIBIT A – SUPPLEMENTAL RELEASE

This Supplemental Release (“Supplemental Release”) is made by and between Kevin Appelbaum (“Executive”), Better Therapeutics OpCo, Inc. and Better Therapeutics, Inc. (together, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Supplemental Release Effect Date.

1. Supplemental Release Effective Date. Executive understands that Executive has had more than twenty-one (21) days to consider this Supplemental Release since first receiving it with the Separation Agreement to which it was attached as Exhibit A (the “Agreement”). To accept this Supplemental Release, Executive must sign it no earlier than July 5, 2022 and then return the signed copy to the Company no later than July 8, 2022, and this Supplemental Release shall be null and void if Executive fails to do so. This Agreement will become effective on the eighth (8th) day after Executive signed this Supplemental Release, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Supplemental Release Effective Date”).

2. Severance Benefits. Executive acknowledges that without this Supplemental Release becoming effective (along with the satisfaction of other Conditions, as defined in the Agreement), Executive is otherwise not entitled to the Severance Benefits described in Section 2 of the Agreement.

3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, reimbursement for health care, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive through the Separation Date.

4. Release of Claims. Executive agrees that the Severance Benefits represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, parents, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that may have occurred up until and including the Supplemental Release Effective Date, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Oregon Family Leave Act; the Oregon Military Family Leave Act; Chapter 659A of the Oregon Revised Statutes; and any other similar statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Supplemental Release; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Supplemental Release. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Further, this release shall not affect Executive’s equity awards and the related equity documents; shall not affect Executive’s rights to vested ERISA benefits (e.g., 401(k) plan); and shall not affect Executive’s rights to indemnification, regardless of the source.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Supplemental Release Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

6. California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any other claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company Executives Executive acknowledges that during the course of Executive’s employment with the Company Executive had access to a number of highly confidential materials and Executive specifically represents that Executive shall refrain from using any such confidential information in the future. Executive affirms that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

9. Entire Agreement. This Supplemental Release and the Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Supplemental Release and the Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Supplemental Release and the Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement (as amended) and the stock and option agreements, as well as the applicable stock plan(s).

10. Voluntary Execution of Supplemental Release. Executive understands and agrees that Executive executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a. Executive has read this Supplemental Release;

b. Executive has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;

c. Executive understands the terms and consequences of this Supplemental Release and of the releases it contains; and

d. Executive is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

KEVIN APPELBAUM, an individual

Dated: _______________
Kevin Appelbaum

BETTER THERAPEUTICS, INC.

Dated: _______________	By
Name: David Perry
Title: Executive Chairman

BETTER THERAPEUTICS OPCO, INC.

Dated: _______________	By
Name: David Perry
Title: Executive Chairman

EXHIBIT B – CONFIDENTIALITY AGREEMENT